Exhibit 99.1

Arbor Realty Trust Reacts to Ningi Research Report

UNIONDALE, N.Y., March 14, 2023 -- Arbor Realty Trust (NYSE: ABR), announced today that the Company is in receipt of the purported “research” report that was published earlier today by Ningi Research, a short seller of Arbor stock. The report lacks merit and contains numerous inaccuracies, misstatements, and otherwise misleading allegations. This false and inflammatory report is a transparent effort to mislead the public for the purpose of enabling Ningi and its affiliates to profit from short positions on Arbor’s stock. Contrary to this report, Arbor is committed to maintaining it books and records in accordance with generally accepted accounting principles in the U.S. and adhering to the highest standards of corporate governance and internal controls.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE: ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, single-family rental (SFR) portfolios, and other diverse commercial real estate assets. Headquartered in New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in government-sponsored enterprise products. Arbor is a leading Fannie Mae DUS® lender and Freddie Mac Optigo® Seller/Servicer, and an approved FHA Multifamily Accelerated Processing (MAP) lender. Arbor’s product platform also includes bridge, CMBS, mezzanine and preferred equity loans. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality, and customized solutions with an unparalleled dedication to providing our clients excellence over the entire life of a loan.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, changes in economic conditions generally, and the real estate markets specifically, in particular, due to the severity and duration of the COVID-19 pandemic, continued ability to source new investments, changes in interest rates and/or credit spreads, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Contact:	Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-506-4422 pelenio@arbor.com